As filed with the Securities and Exchange Commission on December 19, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ____________________________
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ____________________________
                                  PRAXAIR, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                    06-124-9050
(State or other jurisdiction of                      (IRS Employer
incorporation or organization)                     Identification No.)

                              39 Old Ridgebury Road
                         Danbury, Connecticut 06810-5113
                                 (203) 837-2000
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)
                                David H. Chaifetz
                  Vice President, General Counsel and Secretary
                                  Praxair, Inc.
                  (Same address and telephone number as above)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        ________________________________

                                   Copies to:

         W. Leslie Duffy                             Sarah Jones Beshar
     Cahill Gordon & Reindel                        Davis Polk & Wardwell
         80 Pine Street                             450 Lexington Avenue
       New York, NY  10005                           New York, NY  10017
         (212) 701-3000                                (212) 450-4000
                        ________________________________

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                    ________________________________________


                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
       Title of Each Class of                       Proposed Maximum    Proposed Maximum
      Securities to Be Registered                     Amount to Be       Offering Price        Aggregate           Amount of
                                                     Registered (1)        Per Unit         Offering Price     Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities.................................         (2)(3)             (2)                (2)
-------------------------------------------------------------------------------------------------------------------------------
Preferred Stock (par value $.01 per share)......         (2)(4)             (2)                (2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $.01 per share).........         (2)(5)             (2)                (2)
-------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights(6)..............          (2)               (2)                (2)
------------------------------------------------------------------------------------------------------------------------------
Total...........................................     $1,375,000,000(7)     100%         $1,375,000,000(2)         $32,750(8)
===============================================================================================================================


(1) Exclusive of accrued interest or dividends, if any. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In no event will the aggregate maximum offering price of all securities issued, from time to time, pursuant to this Registration Statement exceed $1,375,000,000. The proposed maximum offering price per unit will be determined from time to time by us in connection with the issuance by us of the securities registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) Subject to footnote (2), there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, for our account. If any Debt Securities are being issued at an original discount, then the offering price may be in such greater principal amount as shall result in the aggregate initial offering price not to exceed $1,375,000,000, less the dollar amount of any securities previously issued hereunder.

(4) Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of our Preferred Stock as may be sold, from time to time, for our account. There is also being registered hereunder a presently indeterminate number of additional shares of Preferred Stock as may be issued on conversion of the Debt Securities, if and to the extent Debt Securities issued hereunder are convertible into our Preferred Stock.

(5) Subject to footnote (2), there is being registered hereunder a presently indeterminate number of shares of our Common Stock as may be sold from time to time by us, including shares or other classes or series of our stock that may be issued upon reclassification of our unissued authorized stock. There is also being registered hereunder an indeterminate number of shares of our Common Stock, including shares of other classes or series of our stock that may be issued upon reclassification of our unissued, authorized stock, as shall be issuable upon conversion of the Preferred Stock or Debt Securities, if and to the extent Preferred Stock and Debt Securities issued hereunder are convertible into Common Stock, and for which no separate consideration will be received.

(6) The Preferred Stock Purchase Rights currently trade with our Common Stock. Until the occurrence of certain prescribed events the Preferred Stock Purchase Rights are not exercisable. The Preferred Stock Purchase Rights are evidenced by the certificates of Common Stock and will be transferred along with and on1y with the Common Stock. Thereafter, separate rights certificates will be issued representing one Preferred Stock Purchase Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.

(7) Of the $1,375,000,000 of securities being registered hereunder, pursuant to Rule 429(b) under the Securities Act, an aggregate of $375,000,000 of securities are being carried forward from the registrant's prior registration statement on Form S-3 (File No. 333-57386), filed with the Commission on March 21, 2001.

(8) Pursuant to Rule 457(p), this fee does not include registration fees of $93,750 previously paid with respect to $375,000,000 of securities of the registrant pursuant to registration statement on Form S-3 (File No. 333-57386), filed with the Commission on March 21, 2001, which securities are being carried forward herewith.

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2002

PROSPECTUS

                                 $1,375,000,000

                                  PRAXAIR, INC.

                                  Common Stock
                                 Preferred Stock
                                       and
                                 Debt Securities

     We may offer, from time to time, in one or more series:

     o    shares of our common stock;

     o    shares of our preferred stock;

     o    unsecured senior debt securities; and

     o    unsecured subordinated debt securities.

     The securities:

     o    will have a maximum aggregate offering price of $1,375,000,000;

     o will be offered at prices and on terms to be set forth in one or more prospectus supplements;

     o may be denominated in U.S. dollars or in other currencies or currency units;

     o may be offered separately or together with other securities as units, or in separate series; and

     o may be listed on a national securities exchange, if specified in the applicable prospectus supplement.

     The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,375,000,000.

     Our common stock is listed on the New York Stock Exchange under the symbol "PX".
                               _________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _________________

     The securities may be sold from time to time directly, through agents or through underwriters and/or dealers. If any agent of the issuer or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.
                               _________________

 This prospectus may not be used unless accompanied by a prospectus supplement.

                                _________________

                     The date of this prospectus is , 2002.

                                TABLE OF CONTENTS

                                                                            Page

About This Prospectus.........................................................1
Note Regarding Forward-Looking Statements.....................................1
The Company...................................................................2
Use of Proceeds...............................................................2
Ratio of Earnings To Fixed Charges and Ratio of Earnings To Combined
  Fixed Charges and Preferred Stock Dividends.................................3
Description of Capital Stock..................................................3
Description of Debt Securities................................................8
Plan of Distribution.........................................................21
Legal Matters................................................................23
Experts......................................................................23
Where You Can Find More Information..........................................23
Incorporation of Certain Documents by Reference..............................24

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement filed with the United States Securities and Exchange Commission by us. By using a shelf registration statement, we may sell up to $1,375,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information".

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The forward-looking statements contained in this prospectus and any prospectus supplement (including the documents incorporated herein or therein by reference) concerning development and commercial acceptance of new products and services, financial outlook, earnings growth, and other financial goals, involve risks and uncertainties, and are subject to change based on various factors. These forward looking statements are identified by the words "believe," "anticipate," "estimate," "project," "plan," "expect," "intend," "will likely result," or "will continue" or words of similar import. These include the impact of changes in worldwide and national economies, the cost and availability of electric power and other energy and the ability to achieve price increases to offset cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, changes in pension asset returns, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which we operate and other risks discussed in this prospectus (including information incorporated by reference), the applicable prospectus supplement (including information incorporated by reference) and our filings with the SEC.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

                                   THE COMPANY

     Praxair was the first company in the United States to commercially produce oxygen from air using a cryogenic process. We have been, and continue to be, a major technological innovator in the industrial gases industry and have done much to create value for our customers by developing new applications for industrial gases and to open new markets by lowering the cost of supply. By using the gases that we produce and, in many cases, the proprietary processes that we invent, customer value is created through improved product quality, increased productivity, conservation of energy, and the attainment of environmental improvement objectives.

     Praxair is the largest industrial gases company in North and South America and the third largest worldwide. We are also the world's largest supplier of carbon dioxide. Our primary products for our industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases), process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene), and we also design, engineer and build equipment that produces industrial gases (for internal use and external sale). Our subsidiary, Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Total company sales were $5,158 million, $5,043 million and $4,639 million for 2001, 2000 and 1999, respectively, and $3,831 million for the nine months ended September 30, 2002, with industrial gases and related products and services accounting for 92% of sales in 2001, 2000 and 1999 and for the nine months ended September 30, 2002, and surface technologies accounting for the balance.

     Gases produced by us find wide use in the aerospace, chemicals, electronics, energy, food & beverage, healthcare, manufacturing and metals industries. We have done much to increase the use of our industrial gases to support the manufacture of other products and for many other uses. Historically, consumption of industrial gases has increased at approximately 1.5 times local industrial production growth in countries in which we do business.

     We (including our predecessor companies) were founded in 1907 and were incorporated in Delaware in 1988. Our principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is
(203) 837-2000.

                                 USE OF PROCEEDS

     Except as otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale or sales of our securities for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, working capital increases and capital expenditures, and acquisitions of companies in a similar line of business. Prior to their application, the proceeds may be invested in short-term investments. Reference is made to our financial statements incorporated by reference herein for a description of the terms of our outstanding indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
         RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

     The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:


                                                                                                       Nine Months
                                                                                                          Ended
                                                                   Year Ended December 31,            September 30,
                                                         -----------------------------------------    -------------
                                                           2001    2000     1999     1998     1997         2002
                                                         -------  ------   ------   ------   -----        ------

Ratio of Earnings to Fixed Charges(a)................      3.1      2.7     3.3      2.8      3.2          3.8
Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends(b).....................      3.1      2.6     3.2      2.7      3.1          3.8

__________


(a) For the purpose of computing the ratio of earnings to fixed charges, earnings are comprised of income of consolidated companies before provision for income taxes, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges. Fixed charges are comprised of interest on long-term and short-term debt plus capitalized interest and rental expense representative of an interest factor.

(b) For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings are comprised of income of consolidated companies before provision for income taxes, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges as defined in (a). Combined fixed charges and preferred stock dividends are comprised of fixed charges as defined in (a) plus the amount of pre-tax income needed to provide an after-tax income amount equal to the amount of preferred stock dividends.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

     Under the Restated Certificate of Incorporation of the Company the total number of shares of all classes of stock that the Company has authority to issue is 525,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share, and 500,000,000 may be shares of common stock, par value $.01 per share. As of September 30, 2002, 173,514,977 shares of our common stock were issued (of which 161,712,423 shares were outstanding and 11,802,554 shares were held in treasury) and 27,784,426 shares reserved for issuance pursuant to employee benefit plans.

Common Stock

     Holders of the Company's common stock are entitled to receive ratably dividends, if any, subject to the prior rights of holders of outstanding shares of preferred stock, as are declared by the board of directors of the Company out of the funds legally available for the payment of dividends. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share of common stock on each matter submitted to a vote of a meeting of stockholders. The common stock does not have cumulative voting rights in the election of directors.

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after all liabilities and liquidation preference, if any, of preferred stock have been paid in full, the holders of the Company's common stock are entitled to receive any remaining assets of the Company.

     The Company's common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Each outstanding share of the Company's common stock is accompanied by a right to purchase one one-hundredth of a share of participating preferred stock at a price of $300 subject to certain anti-dilution adjustments. This right is described in more detail below under the heading "Rights Agreement".

     The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the board of directors of the Company is authorized to determine, without any further action by the holders of the Company's common stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the board of directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company's common stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company's common stock currently issued and outstanding.

     The transfer agent and registrar for the shares of our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

Preferred Stock

     The Company's board of directors may issue up to 25,000,000 shares of preferred stock in one or more series and, subject to the Delaware corporation law, may:

     o fix the rights, preferences, privileges and restrictions of the preferred stock;

     o fix the number of shares and designation of any series of preferred stock; and

     o increase or decrease the number of shares of any series of preferred stock but not below the number of outstanding shares.

     The Company's board of directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stockholders, and the board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of the Company.

     At September 30, 2002, no shares of our preferred stock, series A, and no shares of our preferred stock, series B, were outstanding.

     If the Company offers any series of preferred stock, whether separately, or together with, or upon the conversion of, or in exchange for, other securities, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

     o    the designation;

     o    the number of authorized shares of the series in questions;

     o    voting rights, if any;

     o the dividend rate, period and/or payment dates or method of calculation;

     o the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company's affairs;

     o any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     o the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

     o    any redemption provisions;

     o    any sinking fund provisions; and

     o any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

No Preemptive Rights

     No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

Rights Agreement

     Pursuant to a stockholder protection rights agreement, dated as of June 30, 2002, holders of the Company's common stock as of June 28, 2002 received on July 1, 2002 one stockholder protection right for every share of common stock that they held on June 28, 2002. Each share of common stock of the Company issued after the close of business on June 28, 2002 also will be issued one corresponding right. The rights are evidenced by the Company's common stock certificates. After the separation time, which is described below, each right will entitle the holder to purchase from the

Company one one-hundredth of a share of participating preferred stock, no par value, at a purchase price of $300 per interest, subject to adjustment. The rights also entitle holders to acquire common stock of an acquiror in the circumstances described below.

     The rights serve as an anti-takeover device and encourage third parties who may be interested in acquiring the Company to negotiate directly with our board of directors. The rights will not prevent a takeover of the Company. However, as described below, the rights may cause substantial dilution to a person or group that acquires 15% or more of the Company's common stock unless the rights are first redeemed by our board of directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the rights may be redeemed on or prior to the close of business on the flip-in date that is described below, before the consummation of such a transaction.

     The terms of the rights are included in the rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The description below is a summary of certain of the provisions of the rights agreement, and is qualified in its entirety by reference to the rights agreement.

Events causing the exercisability of the rights

     The rights will become exercisable upon the occurrence of the "separation time", which is defined in the rights agreement as the earlier to occur of:

     o the tenth business day (or a later date as determined by the board of directors of the Company) after the date on which any person commences a tender or exchange offer which, if consummated, would result in that person's becoming an "acquiring person" under the rights agreement, which generally means a person or group that has become the beneficial owner of 15% or more of the Company's outstanding common stock, and

     o the "flip-in date", which is the tenth business day after the first date (or a later date as determined by the board of directors of the Company) of

          o a public announcement by the Company that any person has become an acquiring person or

          o the date and time on which any acquiring person becomes the beneficial owner of more than 25% of the outstanding shares of the Company's common stock.

     Until the separation time, the rights may be transferred only with the Company's common stock.

The Company's board of directors may redeem or exchange the rights

     The Company's board of directors may redeem the rights at a price of $.001 per right at any time prior to the close of business on a flip-in date.

     In the event that a flip-in date occurs prior to the expiration of the rights, each right (other than rights owned by an acquiring person, its affiliates or transferees, which will become void) will thereafter constitute the right to receive, upon exercise for the exercise price of $300, subject to adjustment, that number of shares of the Company's common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price. However, the Company's board of directors may exchange the rights (other than rights owned by the acquiror, which will become void) at any time after a flip-in date, in whole or in part, at an exchange ratio per right equal to one times the exercise price.

     Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a stockholder of the Company, including, for example, the right to vote or to receive dividends.

Exercise of rights for shares of an acquiring company

     If before the expiration of the rights the Company enters into, consummates or permits to occur a transaction or series of transactions on or after a flip-in date in which, directly or indirectly:

     o the Company will consolidate, merge or participate in a share exchange with any other person if, at the time of that transaction, an acquiring person is the beneficial owner of 90% or more of the outstanding shares of the Company's common stock or controls the board of directors of the Company and either

          o any term of or arrangement concerning the treatment of shares of capital stock in that transaction relating to the acquiring person is not identical to the terms and arrangements relating to other holders of the Company's common stock or

          o the person with whom such transaction occurs is the acquiring person (or one of its affiliates or associates), or

     o the Company or a subsidiary sells or otherwise transfers more than 50% of its assets or assets that generate more than 50% of the operating income or cash flow of the Company and its subsidiaries to any other person or group and, at the time the Company enters into an agreement with respect to such a transaction, the acquiring person or its affiliates or associates controls the board of directors of the Company, then the Company must take all required actions so that upon consummation or occurrence of the transaction:

     o each right will thereafter constitute the right to purchase from the acquiring entity that number of shares of common stock of the acquiring entity having an aggregate market price on the date of the transaction equal to twice the exercise price of the right, for an amount in cash equal to the then current exercise price of the right, and

     o the acquiring person will thereafter be liable for, and assume, all the obligations and duties of the Company pursuant to the rights agreement.

Adjustments to exercise price

     The exercise price for each right and the number of shares of participating preferred stock (or other securities or property) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

Amendments to terms of the rights

     Any of the provisions of the rights agreement may be amended by the Company's board of directors prior to the close of business on the flip-in date. After the rights are no longer redeemable, the provisions of the rights agreement may be amended by the Company's board of directors in order to cure any ambiguity, defect or inconsistency, or to make changes that do not adversely affect the interests of holders of rights.

Redemption

     The board of directors of the Company may, at its option, at any time prior to the close of business on the flip-in date, redeem all (but not less than all) the then outstanding rights at a price of $.001 per right. The rights will then terminate immediately and each right, whether or not previously exercised, will thereafter represent only the right to receive the redemption price in cash or securities, as determined by the board of directors.

Term

     The rights will expire at the close of business on June 30, 2012, unless earlier redeemed, exercised or exchanged by the Company as described above.

                         DESCRIPTION OF DEBT SECURITIES

     Senior Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in one or more series, under an Indenture dated July 15, 1992 (the "Senior Indenture") between the Company and State Street Bank and Trust Company as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), as trustee (the "Senior Trustee"), which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

     Subordinated Debt Securities may be issued either separately, or together with, or upon the conversion or, or in exchange for, other securities, from time to time in series under an indenture (the "Subordinated Indenture") between the Company and a trustee to be identified in the related prospectus supplement (the "Subordinated Trustee"). The Subordinated Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." The following statements under this caption are summaries of certain provisions contained or, in the case of the Subordinated Indenture, to be contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms.

Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the prospectus supplement applicable to such series.

     At September 30, 2002, approximately $2,275 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture and there were no Subordinated Debt Securities outstanding under the Subordinated Indenture.

General

     Each Indenture provides or, in the case of the Subordinated Indenture, will provide for the issuance of Debt Securities in one or more series with the same or various maturities. Neither Indenture limits the amount of Debt Securities that can be issued thereunder and each provides that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities will be unsecured.

     Reference is made to the prospectus supplement for the following terms, if applicable, of the Debt Securities offered thereby:

     (1) the designation, aggregate principal amount, currency or composite currency and denominations;

     (2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

     (3) the maturity date and other dates, if any, on which principal will be payable;

     (4)  the interest rate (which may be fixed or variable), if any;

     (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

     (6)  the manner of paying principal or interest;

     (7)  the place or places where principal and interest will be payable;

     (8)  the terms of any mandatory or optional redemption by the Company;

     (9) the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

     (10) the terms of any redemption at the option of holders;

     (11) whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa;

     (12) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary for any global Debt Security;

     (13) any tax indemnity provisions;

     (14) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments;

     (15) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

     (16) whether and upon what terms Debt Securities may be defeased;

     (17) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indentures;

     (18) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and

     (19) any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

     If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, any material risks relating to an investment in such Debt Securities will be described in the prospectus supplement relating to that series.

     Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt securities, as specified in the terms of the series. Unless otherwise indicated in the applicable prospectus supplement, registered Debt Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Debt Securities will be issued in denominations of $5,000 and whole multiples thereof. The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. Unless otherwise indicated in the prospectus supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the prospectus supplement as being represented by global Debt Securities will be as set forth below under "Global Debt Securities."

     In connection with its original issuance, no bearer Debt Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Debt Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(iii). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as "registration-required" obligations under United States law.

     For purposes of this prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the prospectus supplement relating thereto.

     To the extent set forth in the applicable prospectus supplement, except in special circumstances set forth in the applicable Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

     Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Debt Securities and the coupons related thereto will be transferable by delivery.

     Debt Securities may be issued under the Indentures as Discounted Debt Securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the applicable prospectus supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

Ranking of Debt Securities

     The Senior Debt Securities will be unsecured and will rank on a parity with other unsecured and unsubordinated debt of the Company.

     At September 30, 2002, the Company had outstanding approximately $2,627 million in long-term debt (net of current maturities) consisting of Senior Indebtedness (as defined below).

     The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether or not contingent and whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations of the Company with respect to letters of credit; and
(b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Securities; or
(iii) any indebtedness or obligation incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and which constitutes a trade payable.

     The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

     The Subordinated Indenture will provide that where notice of certain defaults in respect of Senior Indebtedness has been given to the Company, no payment with respect to the principal of or interest on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

Certain Covenants

     The Senior Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless otherwise stated in the applicable prospectus supplement.

     The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Because secured debt ranks ahead of unsecured debt with respect to the assets securing such secured debt, the limitation on liens and the limitation on sale-leaseback transac-tions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

     Unless otherwise indicated in a prospectus supplement, the covenants contained in the Senior Indenture and the Senior Debt Securities do not afford holders of the Senior Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Senior Debt Securities.

Definitions

     "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Senior Debt Securities under the Senior Indenture. Such average shall be weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Discounted Senior Debt Securities, the amount of principal that would be due as of the date of determination if payment of the Senior Debt Securities were accelerated on that date.

     Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

     "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on long-term Debt) and (b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause
(9) of the "Limitation on Liens" covenant of the Senior Indenture.

     "Debt" means any debt for borrowed money or any guarantee of such a debt.

     "Lien" means any mortgage, pledge, security interest or lien.

     "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

     "Principal Property" means (i) any manufacturing facility, whether now or hereafter owned, located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary. At December 31, 2001, our Principal Properties were our production facilities in Northern Indiana (air separation/hydrogen/carbon dioxide), Houston, Texas (air separation) and Detroit, Michigan (air separation/hydrogen), and, to the extent owned by us, Gulf Coast (hydrogen/carbon monoxide) and Louisiana (hydrogen/carbon monoxide).

     "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

     "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

     "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

     "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

     "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

     "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Principal Property to secure a Debt unless:

     1. the Lien equally and ratably secures the Senior Debt Securities and the Debt. The Lien may equally and ratably secure the Senior Debt Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Senior Debt Securities;

     2. the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

     3. the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

     4. the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

     5. the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

     6. the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

     7. the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

     8. the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

     9. the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant of the Senior Indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

     In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time. At September 30, 2002, Consolidated Net Tangible Assets were approximately $5,450 million. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

Limitation on Sale and Leaseback

     The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

     1.   the lease has a term of three years or less;

     2. the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

     3. the Company or a Restricted Subsidiary under clauses (2) through (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

     4. the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

     5. the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt of the Company that is subordinated to the Senior Debt Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

     In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Limitation on Debt of Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary to incur any Debt unless:

     1. such Restricted Subsidiary could create Debt secured by Liens in accordance with the "Limitation on Liens" covenant in an amount equal to such Debt, without equally and ratably securing the Senior Debt Securities;

     2.   the Debt is owed to the Company or another Restricted Subsidiary;

     3. the Debt is Debt of a corporation at the time the corporation becomes a Restricted Subsidiary;

     4. the Debt is Debt of a corporation at the time the corporation merges into or consolidates with a Restricted Subsidiary or at the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to a Restricted Subsidiary;

     5. the Debt is incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Restricted Subsidiary. The Debt may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property;

     6. the Debt is incurred for the purpose of extending, renewing or replacing in whole or in part Debt permitted by any of clauses (1) through (5); or

     7. the Debt plus all other Debt of Restricted Subsidiaries at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt permitted by any of clauses (1) through (6) and (b) Debt incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Debt was incurred.

Successor Obligor

     The Indentures provide or, in the case of the Subordinated Indenture, will provide that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons pertaining thereto; (3) immediately after the transaction no default exists; and (4) if, as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant of the Senior Indenture, the Company or such person secures the Senior Debt Securities equally and ratably with or prior to all obligations secured by the Lien.

     The successor will be substituted for the Company, and thereafter all obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons shall terminate.

Exchange of Securities

     Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Defaults and Remedies

     An "event of default" with respect to any series of Debt Securities will occur if:

     1. the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the default continues for a period of 10 days;

     2. the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

     3. the Company defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

     4.   the Company pursuant to or within the meaning of any Bankruptcy Law:

          o    commences a voluntary case,

          o consents to the entry of an order for relief against it in an involuntary case,

          o consents to the appointment of a custodian for it or for all or substantially all of its property, or

          o    makes a general assignment for the benefit of its creditors;

     5. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          o    is for relief against the Company in an involuntary case,

          o appoints a custodian for the Company or for all or substantially all of its property, or

          o    orders the liquidation of the Company;

     6.   and the order or decree remains unstayed and in effect for 60 days; or

     7.   any other event of default provided for in the series.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     A default under clause (3) is not an event of default until the applicable Debt Trustee or the holders of at least 25% in principal amount of the series notify the Company of the default and the Company does not cure the default within the time specified after receipt of the notice. The applicable

Debt Trustee may require indemnity satisfactory to it before it enforces the applicable Indenture or the Debt Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the applicable Debt Trustee in its exercise of any trust or power. A Debt Trustee may withhold from holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indentures do not have or, in the case of the Subordinated Indenture, will not have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an event of default.

Amendments and Waivers

     Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable, (6) waive any default in payment of interest on or principal of a Debt Security or (7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent. Without the consent of any holder, the applicable Indenture, the Debt Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Debt Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

     Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the applicable Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an event of default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants."

     To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the applicable Debt Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the series. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

Global Debt Securities

     Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Debt Securities of a series are to be issued as global Debt Securities, one or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Securities.

     Ownership of beneficial interests in global Debt Securities will be limited to participants and to persons that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Debt Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

     Unless otherwise indicated in a prospectus supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a global Debt Security will be made to the depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the applicable Indenture. Neither the Company or the applicable Debt Trustee, nor any agent of the Company or the applicable Debt Trustee, will have any responsibility or liability for any acts or omissions of the depositary for any records of the depositary relating to beneficial ownership interests in any global Debt Security for any transactions between a depositary and beneficial owners.

     Upon receipt of any payment of principal of or any premium or interest on a global Debt Security, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     Unless otherwise stated in a prospectus supplement, global Debt Securities will not be transferred except as a whole by the depositary to a nominee of the depositary. Global Debt Securities will be exchangeable only if (i) the depositary notifies the Company that it is unwilling or unable to continue as depositary for such global Debt Securities or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such global Debt Securities shall be exchangeable for definitive Debt Securities in registered form, or (iii) an event of default with respect to the series of Debt Securities represented by such global Debt Securities has occurred and is continuing. Any global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Debt Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the depositary holding such global Debt Security shall direct. Subject to the foregoing, the global Debt Security is not exchangeable, except for a global Debt Security of like denomination to be registered in the name of the depositary or its nominee.

     So long as the depositary for global Debt Securities of a series, or its nominee, is the registered owner of such global Debt Securities, such depositary or such nominee, as the case may be, will be considered the sole holder of Debt Securities represented by such global Debt Securities for the purposes of receiving payment on such global Debt Securities, receiving notices and for all other purposes under the applicable Indenture and such global Debt Securities. Except as provided above, owners of beneficial interests in global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global Debt Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Debt Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in a prospectus supplement relating to Debt Securities of a series to be issued as global Debt Securities, The Depository Trust Company will be the depositary. DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical move-ment of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Debt Securities), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Conversion and Exchange

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement and a supplemental indenture. Those terms may include provisions for conversion or exchange, whether mandatory, at the option of the holders or at our option.

Trustee

     State Street Bank and Trust Company, as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), will act as Senior Trustee for Debt Securities issued under the Senior Indenture. The Subordinated Trustee for Debt Securities issued under the Subordinated Indenture will be identified in the related prospectus supplement. The Senior Trustee is one of several banks which provide credit and banking services to the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell securities in any of the following ways:

     (1)  through underwriters or dealers;

     (2)  directly to one or more purchasers;

     (3)  through agents or

     (4)  through a combination of any such methods of sale.

Any of these underwriters, dealers or agents may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates

(which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by the Company or through agents designated by the Company from time to time. The prospectus supplement with respect to any securities sold in this manner will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any securities, the Company will sell the securities to the dealers, as principals. Any dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

     If so indicated in the prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

     In connection with the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise effect the price of the securities. Specifically, the underwriters may overallot in connection with the offerings of the securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, securities in the open market to cover syndicate shorts or to stabilize the price of the securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the securities in the offering of the securities, if the syndicate repurchases previously distributed securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

     It has not been determined whether any securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any securities. The Company cannot predict the activity of trading in, or liquidity of, any securities.

     Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                  LEGAL MATTERS

     Certain legal matters in connection with the securities will be passed upon for the Company by Cahill Gordon & Reindel, New York, New York, and for the agents, underwriters and dealers by Davis Polk & Wardwell of New York, New York.

                                     EXPERTS

     The audited consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Praxair, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adoption of new accounting standards for derivative instruments and hedging activities in 2001 and for costs of start-up activities in 1999) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities and Exchange Age of 1934. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or at our web site at http://www.praxair.com. You may also read and copy any document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed under the symbol "PX." You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330 for further information about the public reference rooms.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about us and the securities, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents is a summary and you should refer to the copy of that document filed as an exhibit to the registration statement with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

     o    Our Annual Report on Form 10-K for the year ended December 31, 2001.

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

     o Our Current Reports on Form 8-K dated April 23, 2002, June 13, 2002 and August 12, 2002.

     o    Our Registration Statement on Form 8-A dated June 27, 2002.

     You may request a copy of any or all of the documents that we have incorporated by reference at no cost by writing to or calling us at the following address:

                                Praxair, Inc.
                                39 Old Ridgebury Road
                                Danbury, Connecticut  06810-5113
                                Attn:  Assistant Corporate Secretary
                                Telephone:  (203) 837-2000.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

         SEC filing fee.............................    $   32,750.00
         Accounting fees and expenses...............        40,000.00
         Legal fees and expenses....................       200,000.00
         Rating agency fees.........................       200,000.00
         Debt Trustee's fees and expenses...........        30,000.00
         Printing and engraving expenses............       100,000.00
         Miscellaneous..............................        47,250.00
                                                        -------------
         Total......................................    $  650,000.00
_______________

* Except for SEC filing fee, all expenses are estimated. Please refer to the applicable prospectus supplement for the specific expenses related to any particular offering.

Item 15.  Indemnification of Directors and Officers.

The Company

     The Company is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law, or Delaware code, set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.

     Generally, Section 145 of the Delaware code provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

     Generally, Section 102(b)(7) of the Delaware code provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of Title VIII, or (iv) for any transaction from which the director derived an improper person benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions become effective.

     Article VIII of our Restated Certificate of Incorporation eliminates the personal liability for monetary damages of directors under certain circumstances and provides that each person who is or was a director or officer of us, and each such person who is or was serving at our request as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us (including the heirs, executors, administrators and estate of such person) shall be indemnified and advanced expenses by us to the fullest extent permitted from time to time by the Delaware code or any applicable laws as presently or hereafter in effect.

     Section 145 of the Delaware code provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the Delaware code.

     Our directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Act, which might be incurred by them in such capacities and against which they may not be indemnified by us.

     The Standard Underwriting Agreement Provisions (Exhibit 1.1) provide for indemnification by the underwriters of the Company and its officers, directors and controlling persons under certain circumstances.

     For a statement of our undertakings with respect to indemnification of directors and officers, see Item 17 below.

Item 16.  Exhibits.

   Exhibit
     No.           Description of Document
  ---------    -----------------------------------------------------------------

     1.1 Form of Standard Underwriting Agreement Provisions (including Form of Terms Agreement) (incorporated herein by reference to Exhibit 1.1 to the Company's Form S-3 Registration Statement, Registration No. 333-304).

     3.1  Restated Certificate of Incorporation (incorporated by reference to
          Exhibit 3.01 to the Company's Registration Statement on Form 10, Filing No. 1-11037).

     3.2 Amended By-laws (incorporated by reference to Exhibit 3.02 to the Company's Registration Statement on Form 10, Filing No. 1-11037).

     4.1 Indenture dated as of July 15, 1992 between the Company and State Street Bank and Trust Company as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association) (incorporated herein by reference to Exhibit 4 to the Company's Form 10-Q for the quarter ended June 30, 1992, File No. 1-11307).

     4.2 Forms of Senior Debt Securities (see Exhibits A and B to Exhibit 4.1 above).

     4.3 Instrument of Resignation, Appointment and Acceptance, dated as of January 16, 1996 among the Company, First Trust of Illinois, National Association (as successor to Bank of America Illinois, formerly Continental Bank, National Association) as resigning trustee, and State Street Bank and Trust Company, as successor trustee (incorporated herein by reference to Exhibit 4.3 to the Company's Form S-3 Registration Statement, Registration No. 333-304).

     4.4 Form of Subordinated Indenture (incorporated herein by reference to Exhibit 4.4 to the Company's Form S-3 Registration Statement, Registration No. 333-304).

     4.5  Forms of Subordinated Debt Securities (see Exhibits A and B to Exhibit
          4.4 above).

     4.6 Rights Agreement between the Company and Registrar and Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit
          99.1 to the Company's Registration Statement on Form 8-A, File No. 1-11037).

     5.1* Opinion of Cahill Gordon & Reindel.

     12.1* Statement re Computation of Ratio of Earnings to Fixed Charges and
          Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of the Company - Five Years ended December 31, 2001 and Nine Months ended September 30, 2002.

     23.1* Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

   Exhibit
     No.           Description of Document
  ---------    -----------------------------------------------------------------

     23.2* Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).

     24.1* Powers of attorney (included on the signature pages hereof).

     25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company as the ultimate successor trustee to Bank of America Illinois (formerly Continental Bank, National Association), as Trustee under the Indenture dated July 15, 1992 between the Company and Bank of America Illinois (incorporated herein by reference to Exhibit 25.1 to the Company's Form S-3 Registration Statement, Registration No. 333-304). __________________

*    Filed herewith.

Item 17.   Undertakings.

     The undersigned hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the undersigned pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the provisions described under Item 15 above, or otherwise, the undersigned have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act, as amended, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of that act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Praxair, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Danbury, Connecticut, on December 19, 2002.

                                  PRAXAIR, INC.


                                  By:  /s/ James S. Sawyer
                                       ----------------------------------
                                       Name:    James S. Sawyer
                                       Title:   Vice President &
                                                Chief Financial Officer


     Each person whose signature appears below appoints each of James S. Sawyer and Michael J. Allan, his attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file with the Securities and Exchange Commission any amendments to the registration statement (including post-effective amendments), any registration statement permitted under Rule 462(b) under the Securities Act of 1933 and any amendments thereto and to file with the Securities and Exchange Commission one or more supplements to any prospectus included in any of the foregoing, and generally to do anything else necessary or proper in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                         Title                                Date
---------                                         -----                                ----

/s/ Patrick M. Clark                              Vice President and Controller        December 19, 2002
-------------------------------                   (principal accounting officer)
Patrick M. Clark

/s/ Dennis H. Reilley                             Chairman of the Board and            December 19, 2002
-------------------------------                   President and Chief Executive
Dennis H. Reilley                                 Officer

/s/ James S. Sawyer                               Vice President and Chief Financial   December 19, 2002
-------------------------------                   Officer
James S. Sawyer

/s/ Alejandro Achaval                             Director                             December 19, 2002
-------------------------------
Alejandro Achaval

/s/ Dale F. Frey                                  Director                             December 19, 2002
-------------------------------
Dale F. Frey



                                      II-6

Signature                                         Title                                Date
---------                                         -----                                ----

/s/ Claire W. Gargalli                            Director                             December 19, 2002
-------------------------------
Claire W. Gargalli

/s/ Ronad L. Kuehn, Jr.                           Director                             December 19, 2002
-------------------------------
Ronald L. Kuehn, Jr.

/s/ Raymond W. LeBoeuf                            Director                             December 19, 2002
-------------------------------
Raymond W. LeBoeuf

/s/ Benjamin F. Payton                            Director                             December 19, 2002
-------------------------------
Benjamin F. Payton

/s/ G. Jackson Ratcliffe, Jr.                     Director                             December 19, 2002
-------------------------------
G. Jackson Ratcliffe, Jr.

/s/ Wayne T. Smith                                Director                             December 19, 2002
-------------------------------
Wayne T. Smith

/s/ H. Mitchell Watson, Jr.                       Director                             December 19, 2002
-------------------------------
H. Mitchell Watson, Jr.

/s/ William A Wise                                Director                             December 19, 2002
-------------------------------
William A. Wise


                                                                     EXHIBIT 5.1


                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005

                                December 19, 2002


                                                                  (212) 701-3000

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

     We have acted as special counsel to Praxair, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of securities of the Company (the "Securities") consisting of (i) senior debt securities (the "Senior Debt Securities"), (ii) subordinated debt securities (the "Subordinated Debt Securities" and together with the Senior Debt Securities, the "Debt Securities"), (iii) common stock, par value $.01 per share, including preferred stock purchase rights (the "Common Stock") and (iv) preferred stock, par value $.01 per share (the "Preferred Stock") to be issued from time to time pursuant to Rule 415 under the Act, for an aggregate initial offering price of up to $1,375,000,000 and, pursuant to Rule 429(b) under the Act, acting as a post-effective amendment to the Registration Statement (File No. 333-57386), filed with the Commission on March 21, 2001, relating to $375,000,000 aggregate principal amount of remaining unsold securities registered thereunder.

     The Subordinated Debt Securities are proposed to be issued under an indenture (the "Subordinated Indenture") to be executed between the Company and a trustee to be selected by the Company at such time as the Company elects to issue Subordinated Debt Securities.

     The Senior Debt Securities are proposed to be issued under an indenture dated as of July 15, 1992 (the "Senior Indenture") between the Company and State Street Bank and Trust Company (as the ultimate successor to Bank of America Illinois, formerly Continental Bank, National Association), as trustee.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

     We are of the opinion that:

     1. With respect to shares of Common Stock, when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company (the "Board") upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     2. With respect to shares of Preferred Stock, when certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), the shares of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

     3. With respect to the Senior Debt Securities to be issued under the Senior Indenture, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such Senior Debt Securities, the terms of the offering thereof and related matters; and (ii) such Senior Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Senior Indenture.

     4. With respect to the Subordinated Debt Securities to be issued under the Subordinated Indenture, when (i) the Subordinated Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Subordinated Debt Securities, the terms of the offering thereof and related matters; and (iii) such Subordinated Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Subordinated Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Subordinated Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforce-able against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Subordinated Indenture.

     We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the aforesaid Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ Cahill Gordon & Reindel

                                                                    EXHIBIT 12.1


                         PRAXAIR, INC. AND SUBSIDIARIES
           Ratio of Earnings to Fixed Charges and Ratio of Earnings to
              Combined Fixed Charges and Preferred Stock Dividends
                      (Millions of dollars, except ratios)



                                                                                                         Nine Months
                                                                                                            Ended
                                                                        Year Ended December 31,         September 30,
                                                                 ------------------------------------   -------------
                                                                  2001    2000   1999    1998   1997        2002
                                                                  ----    ----   ----    ----   ----        ----
EARNINGS
Income of consolidated companies before provision for income
    taxes....................................................     $576   $483    $627   $596    $622        $535
Capitalized interest.........................................     (17)   (24)    (30)   (36)    (32)         (8)
Depreciation of capitalized interest.........................     11     10      9      7       7             9
Dividends from equity investees..............................     5      3       1      2       1             6

Total earnings, net of fixed charges.........................     $575   $472    $607   $569    $598        $542

FIXED CHARGES
Interest on long-term and short-term debt....................     $224   $224    $204   $260    $216        $161
Capitalized interest.........................................     17     24      30     36      32            8
Rental expenses representative of an interest factor.........     37     34      32     27      23           23

Total fixed charges..........................................     $278   $282    $266   $323    $271        $192

Total adjusted earnings available for payment of fixed
    charges..................................................     $853   $754    $873   $892    $869        $734





Preferred stock dividend requirements(b).....................     $2     $4      $8     $8      $8           $1

RATIO OF EARNINGS TO FIXED CHARGES...........................     3.1    2.7     3.3    2.8     3.2          3.8

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS..........................................     3.1    2.6     3.2    2.7     3.1          3.8


----------

b The amount of preferred stock dividend requirements in each period represents the amount of pre-tax income needed to provide an after-tax income amount (calculated using the Company's effective income tax rate) equal to the amount of preferred stock dividends.

                                                                    EXHIBIT 23.1


                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Praxair, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Stamford, CT
December 19, 2002